                                                                 EXHIBIT 23.1

LIST OF SUBSIDIARIES
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
Caption]

INVESTMENT IN              LOCATION          OWNED BY        PERCENT OF OWENERSHIP
----------------------   -------------    ----------------   ---------------------
Guess? Retail, Inc.      United States      Guess ?, Inc.              100%
Guess? Licensing, Inc.   United States      Guess ?, Inc.              100%
Guess? Europe, BV         Netherlands       Guess ?, Inc.              100%
Guess? Asia                Hong Kong      Guess? Europe, BV            100%
Ranche Ltd.                Hong Kong      Guess? Europe, BV            100%

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